EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective October 1, 2015

BETWEEN:

ENERGY FUELS INC., a company incorporated under the laws of the Province of Ontario, Canada (“EFI”),

- and -

ENERGY FUELS RESOURCES (USA) INC., a company incorporated under the laws of the State of Delaware, in the United States of America (“EFRI”),

(EFI and EFRI are collectively referred to herein as the “Company”)

- and -

STEPHEN P. ANTONY, of the City of Lakewood, in the State of Colorado, in the United States of America,

(the “Executive”)

WHEREAS the Executive has been employed by the Company pursuant to an Employment Agreement dated October 1, 2012 as President and Chief Executive Officer for a three year term commencing October 1, 2012, and the parties have agreed that effective October 1, 2015 this Employment Agreement will replace and supersede the Employment Agreement dated October 1, 2012. In accepting the terms and conditions of this Employment Agreement the Company and the Executive will relinquish all rights under the Employment Agreement dated October 1, 2012;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing and the mutual covenants and agreements set out below and other good and valuable consideration, the parties hereby agree as follows:

1.	EMPLOYMENT

1.01     Term. The Company will employ the Executive for a fixed term of three (3) years commencing October 1, 2015 and ending on September 30, 2018. The Executive’s employment with the Company will automatically terminate on September 30, 2018, subject to any renewal pursuant to Section 3 below, and subject to earlier termination of his employment pursuant to Section 4 or 5 below. It is understood that the Executive will be appointed President and Chief Executive Officer of EFI and EFRI during the term of this Agreement, but that his direct employment relationship will be as an employee of EFRI.

1.02     Position, Reporting Relationship, and Responsibilities. The Company will employ the Executive, and the Executive will serve the Company, in the position of President and Chief Executive Officer. As President and Chief Executive Officer the Executive will report to the Board of Directors of EFI (the “Board of Directors”) and will discharge the responsibilities and exercise the authority expected of a President and Chief Executive Officer of a public mining company, and such other responsibilities and authority as may be reasonably assigned to and vested in the Executive by the Board of Directors. The Executive will hold an active seat on the Board of Directors as a voting director and will be entitled to continue as a Director for so long as he remains President and Chief Executive Officer of the Company. The Executive will serve as a Director with no additional compensation, and upon his termination of employment for any reason, the Executive will forthwith resign his position as a member of the Board of Directors, unless otherwise requested by the Board of Directors and agreed to by the Executive.

1.03     Full and Faithful Service. During the term of the Executive’s employment, the Executive will serve the Company faithfully honestly, diligently and to the best of the Executive’s ability. The Executive will, except in the case of illness or accident, devote all of the Executive’s working time and attention to the Executive’s responsibilities to the Company and will use the Executive’s best efforts to promote the interests of the Company.

1.04     Place of Work. The Executive will discharge his responsibilities from the Company’s offices located in Lakewood, Colorado or such other locations as may be mutually agreed by the Executive and the Board of Directors. The Executive acknowledges that the position of President and Chief Executive Officer will require him to travel throughout Canada and the United States of America and to such international locations as are required to raise and maintain the Company’s profile with investors.

2.	COMPENSATION

2.01     Base Salary. EFRI will pay the Executive a gross base salary (“Base Salary”) (before statutorily required deductions) of $390,000 per annum, which shall be paid in accordance with EFRI’s standard payroll practice. The Compensation Committee of the Board of Directors will review the Executive’s Base Salary annually, and the Board of Directors may increase the Base Salary in its discretion having regard to the remuneration paid to executives in comparable positions in the mining industry peer group determined by the Board (the “Peer Group”) and increases (if any) in the cost of living in Colorado. After any such change, the Executive’s new level of Base Salary shall be the Executive’s Base Salary for purposes of this Agreement until the effective date of any subsequent change.

2.02     Annual Performance Bonus. Within ninety (90) days after the commencement of each fiscal year the Compensation Committee of the Board of Directors will establish reasonable corporate and individual performance objectives for the fiscal year, and a targeted payout formula for the achievement of performance objectives The performance objectives and targeted payout formula established by the Board of Directors for any fiscal year will not be considered a precedent for any subsequent fiscal year, and the Board of Directors will have absolute discretion to determine the performance objectives and targeted payout formula for any given fiscal year, provided that the potential payout will be in the range of 0% to 150% of Base Salary depending upon the Executive’s performance against the performance objectives established by the Board of Directors. Within ninety (90) days after the end of each fiscal year the Compensation Committee will review the Executive’s performance for the fiscal year and consider the extent to which the performance objectives have been achieved. The Executive’s entitlement to any annual performance bonus will be assessed and determined by the Board of Directors in its discretion acting reasonably after reviewing the recommendations of the Compensation Committee. The Board of Directors will have final discretion to determine the annual performance bonus, if any, to be paid to the Executive for the fiscal year and the components of the payout which may include a cash bonus, stock options, restricted stock units (“RSUs”), or other forms of equity based compensation, or any combination thereof. The payout components for any fiscal year will not be considered a precedent for any subsequent fiscal year, and the Board of Directors will have final discretion to determine the payout components in any given fiscal year. The Executive’s annual performance bonus for the fiscal year, if any, will be awarded and paid within ninety (90) days after the end of the fiscal year provided that the Executive remains employed on the last day of the fiscal year for which the bonus is awarded.

2.03     Benefits. The Executive will be entitled to participate in the benefit plans offered to the Company’s employees including 401K Plan, and health and dental insurance. The benefits will be provided in accordance with and subject to the terms and conditions of the applicable plan, fund or arrangement relating to such benefits in effect from time to time. The Executive will have the option during the Term of this Agreement of purchasing private health and dental insurance in lieu of participating in the Company’s group insurance plan, in which case the Company will reimburse the Executive for 80% of the premiums for private coverage up to a maximum of 80% of the premiums for group coverage provided that the Executive requests such reimbursement and such reimbursement is made no later than the last day of the calendar year following the calendar year in which the premium expense was incurred. The Executive acknowledges that the Company may amend or terminate the benefits from time to time in the Company’s discretion. The Executive will apply for key man insurance coverage in the amount of $2,000,000 for the benefit of the Company the premiums for which will be paid for by the Company.

2.04     Automobile. The Company will provide the Executive with an automobile (obtained through either company or individual lease or purchase) for his unrestricted use, and will pay all reasonable maintenance and operating costs. The automobile will be suitable for both highway travel and off-road travel to access Company properties.

2.05     Annual Medical. The Company will reimburse the Executive for the cost of a comprehensive annual medical examination for each year of this Agreement, provided that the Executive requests such reimbursement and such reimbursement is made no later than the last day of the calendar year following the calendar year in which the examination expense was incurred. The Executive will promptly notify the Board of Directors if the annual medical examination reveals any condition which may interfere with the Executive’s ability to perform the essential requirements of the position of President and Chief Executive Officer, and if requested by the Board of Directors the Executive will provide the details of the condition and the potential impact on his ability to perform the essential requirements of his position to enable the Board of Directors to determine how best to accommodate the Executive and protect the critical business interests of the Company.

2.06     Expenses. The Company will pay or reimburse the Executive for all business travel, business development, public relations, conference, entertainment, and other out-of-pocket expenses of the Executive which are reasonably incurred or paid by the Executive in the performance of the Executive’s responsibilities upon presentation of expense statements and receipts or such other supporting documentation as the Company may reasonably require and subject to the approval of the Chairman of the Board of Directors in accordance with the Company Travel & Expense Policy.

2.07     Vacation. In addition to any statutory holidays, the Executive will be entitled to take five (5) weeks paid vacation in each calendar year. Vacation will be taken by the Executive at such time as may be acceptable to the Board of Directors having regard to the operations of the Company. Unless provided otherwise in the Company’s vacation policy applicable to all salaried employees, if the Executive does not take the full vacation to which the Executive is entitled in any calendar year, the unused vacation will not be carried over to the next year. If the Executive’s employment is terminated pursuant to Section 4 or 5, the Executive will be entitled to receive payment of any outstanding vacation pay accrued to the effective date of termination of the Executive’s employment.

2.08     Renewal Bonus. The Company will pay the Executive a special one-time renewal bonus in the amount of $100,000 subject to statutory deductions, of which $50,000 will be payable in cash upon execution of this Agreement and the remainder will be payable in RSUs, based on the value weighted average price on the NYSE MKT for the five trading days ending on October 1, 2015. The RSUs will vest as to 50% on January 28, 2016, 25% on January 28, 2017 and the remaining 25% on January 28, 2018, and upon vesting will entitle the Executive to one common share of the Company for each RSU without the payment of any additional consideration by the Executive. Such shares shall bear such legends and shall be subject to such trading restrictions as may be required by applicable law and stock exchange rules. The Company will withhold and sell such number of shares issuable on the vesting of RSUs as required to satisfy its tax withholding requirements.

3.	RENEWAL

3.01     Offer to Renew. The Company may offer to renew this Agreement for a successive fixed term commencing on October 1, 2018. If the Company wishes to renew this Agreement, the Company will provide the Executive with notice in writing by not later than July 1, 2018. Such notice will include the Company’s proposals for the length of the successive fixed term and any changes in the terms and conditions of the Executive’s employment. The Executive will either communicate his acceptance of such offer, deliver a counter proposal, or notify the Company that he does not wish to renew this Agreement, within fifteen (15) days after receipt of such offer. The Company will respond in writing to any counter proposal the Executive may make within fifteen days (15) after receipt of such counter proposal. The length of the successive fixed term and any proposed changes in Base Salary, annual performance bonus, benefits or other terms and conditions of employment must be agreed upon in writing.

3.02     Non-Renewal. In the event that:

(a)	The Company does not offer to renew this Agreement,

(b)	The Company does offer to renew this Agreement, but:

(i)	The Executive notifies the Company that he does not wish to renew this Agreement, or

(ii)	The Executive delivers a counter proposal which is not accepted by the Company,

this Agreement will automatically expire and the Executive’s employment will terminate at the end of the three (3) year fixed term on September 30, 2018, without any further notice or payment of any kind either by way of anticipated earnings or damages of any kind except for unpaid Base Salary and vacation pay accrued to the end of the fixed term. All stock options previously granted to the Executive that have neither vested nor expired as of the end of the fixed term on September 30, 2018 will automatically vest and the Executive will have ninety (90) days from the effective date of termination of the Executive’s employment to exercise his stock options and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise his stock options. Any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable, and all other securities awarded shall vest and/or accelerate in accordance with Article 16 of the EFI Omnibus Equity Incentive Plan or the comparable provisions of any other equity incentive plan under which such securities may have been issued.

4.	TERMINATION

4.01     Termination for Just Cause. The Company may terminate the Executive’s employment at any time for just cause, without notice or payment of any compensation either by way of anticipated earnings or damages of any kind except for unpaid Base Salary and accrued cash benefits up to and including the effective date of termination of the Executive’s employment. The Executive will forfeit any entitlement he may have to receive any payment of annual performance bonus which, but for the termination of the Executive’s employment for just cause, would otherwise have been paid to the Executive pursuant to Section 2.02 above. That payment shall be made in one lump sum, less required tax withholding, within ten (10) working days after the effective date of such termination. The Executive will have up to the earlier of: (i) ninety (90) days from the effective date of termination of the Executive’s employment; and (ii) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to the Executive that have not been exercised, but which have vested, and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise the stock options. Any stock options held by the Executive that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by the Executive that have vested before the termination date shall be paid (or the shares issuable thereunder issued) to the Executive. Any RSUs held by the Executive that are not vested at the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of the Executive upon termination in respect of any other awards granted to the Executive under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. “Just cause” will mean any one or more of the following events:

(a)

theft, fraud, dishonesty, misappropriation, or wilful misconduct by the Executive involving the property, business or affairs of the Company or the discharge of the Executive’s responsibilities or the exercise of his authority;

(b)

the wilful failure by the Executive to properly discharge his responsibilities or to adhere to the policies of the Company after notice by the Company of the failure to do so and an opportunity for the Executive to correct the failure within thirty (30) days from the receipt of such notice;

(c)	the Executive’s gross negligence in the discharge of his responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;

(d)

the Executive’s conviction of a criminal or other statutory offence that constitutes a felony or which has a potential sentence of imprisonment greater than six (6) months or the Executive’s conviction of a criminal or other statutory offence involving, in the sole discretion of the Board of Directors, moral turpitude;

(e)	the Executive’s breach of a fiduciary duty owed to the Company;

(f)	any breach by the Executive of the covenants contained in Sections 6 and 7 below;

(g)	the Executive’s refusal to follow the lawful written direction of the Board of Directors;

(h)	any conduct of the Executive which, in the opinion of the Board of Directors, is materially detrimental or embarrassing to the Company;

(i)	any other conduct by the Executive that would constitute “just cause” as that term is defined at law.

If the parties disagree as to whether the Company had Just Cause to terminate the Executive’s employment, the dispute will be submitted to binding arbitration pursuant to Section 9 below.

4.02     Termination without Just Cause. The Company may terminate the Executive’s employment at any time without just cause by written notice to the Executive specifying the effective date of termination. As of the effective date of termination, Executive’s employment and position with the Company shall terminate, and in lieu of any other severance benefit that would otherwise be payable to Executive:

(a)

The Company will pay the Executive all accrued obligations (“Accrued Obligations”), including outstanding Base Salary, accrued vacation pay and any other cash benefits accrued up to and including the effective date of termination of the Executive’s employment, less required tax withholding, to be paid on the effective date of termination of employment, or within no more than five (5) working days thereafter, and will reimburse the Executive for all proper expenses incurred by the Executive in discharging his responsibilities to the Company prior to the effective date of termination of the Executive’s employment in accordance with Section 2.06 above.

(b)	The Company will provide the Executive with a lump sum payment equal to:

(i)	two and one-half (2½) times the Executive’s Base Salary, plus

(ii)	an amount equal to the greater of:

A.	Two and one-half (2½) times the highest of Executive’s last three years’ cash bonus; or

B.	Fifteen percent (15%) of Executive’s Base Salary in effect at the time of such termination,

(iii)	less any amount of Succession Bonus paid to the Executive under Section 4.06(a) on or prior to the effective date of termination of employment,

(iv)	less required tax withholding,

to be paid within thirty (30) working days after the effective date of termination of employment.

(c)

The Executive will have up to the earlier of: (i) ninety (90) days from the effective date of termination of the Executive’s employment; and (ii) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to the Executive that have not been exercised, but which have vested, and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise the stock options. Any stock options held by the Executive that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by the Executive that have vested before the termination date shall be paid (or the shares issuable thereunder issued) to the Executive. Any RSUs held by the Executive that are not vested at the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of the Executive upon termination in respect of any other awards granted to the Executive under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable.

(d)

The Company will transfer ownership of the automobile if it is owned by the Company to the Executive at no cost to the Executive except for any taxable benefit associated with the transfer, or if the automobile is leased by the Company for the Executive’s sole use the Company will exercise the option to buy-out the lease and will transfer ownership of the automobile to the Executive at no cost to the Executive except for any taxable benefit associated with the transfer. If the Executive personally leases or owns the automobile, the Company will exercise the option to buy-out the Executive’s lease and/or pay off the balance due to the lender from the Executive so that the Executive obtains 100% ownership of the automobile. In any case the Executive will be responsible for any taxable benefit associated with the transfer of ownership of the automobile to the Executive, which the Company may deduct from the amounts payable to the Executive under paragraph 4.02 (b) above.

(e)

Upon termination, the Company, and any and all companies who purchase, whether it be a purchase of the Company or the purchase of the Company’s assets, merge or consolidate with the Company, agree to reimburse the Executive the full cost of the COBRA continuation rate charged for employee and spouse coverage, through the EFRI Health and Welfare Plan on a monthly basis, for a period of 30 months beyond the Executive’s termination month. The Executive and his spouse may, at their choosing, enroll in the COBRA continuation plan through EFRI for the first eighteen months following the Executive’s termination month or, if they choose, they may enroll in a separate plan of their choosing, by using the reimbursement to enroll in medical and prescription insurance of their choosing. Reimbursement at the rate described herein will continue for 30 months beyond the Executive’s termination month, but beginning with the nineteenth month, the Executive and his spouse will need to obtain coverage from a different source than the COBRA continuation plan through EFRI. The reimbursement will be to the Executive and his spouse directly, will be non-taxable as a reimbursement of cost for coverage of the premiums charged by the insurance carriers for the COBRA continuation coverage for the current month of reimbursement. The reimbursed cost of COBRA coverage will be indexed annually, and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through EFRI for employee and spouse coverage. Both the Executive and his spouse, will have the option of purchasing a medical plan separate from the plan offered by EFRI.

The foregoing amounts and benefits represent the Company’s maximum obligations, and other than as set out in this Section 4.02, the Executive will not be entitled to any further compensation, rights or benefits in connection with his employment. The payments contemplated in this Section 4.02(a) and (b) (the “Severance Payment”) will be paid by the Company and the Company will provide the severance compensation contemplated in Sections 4.02(c), (d) and (e) in full satisfaction of any and all entitlement that the Executive may have to notice of termination or payment in lieu of such notice, severance pay, and any other payment to which the Executive may otherwise be entitled pursuant to applicable law. With respect to any amount that becomes payable to the Executive under this Agreement upon termination of Executive’s employment with the Company for any reason (including under Sections 4.03, 4.05, 4.06 and 5.01) the provisions of this paragraph will apply, notwithstanding any other provision of this Agreement to the contrary. To the extent required under Section 409A of the Internal Revenue Code, (i) such amount shall be payable only if such termination of Executive’s employment is a “separation from service,” within the meaning of Code Section 409A, with the Company and all persons and entities with which the Company would be considered a single employer under Code Section 414(b) or (c), and (ii) if the Company determines in good faith that Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s separation from service, then (A) any amount that becomes payable to Executive upon such separation from service and that otherwise would be payable prior to the date that is six months and one day after the date of Executive’s separation from service (the “Alternate Payment Date”) shall be payable in a single payment on the Alternate Payment Date (or, if earlier, within 30 days following the death of Executive during the period from Executive’s separation from service through the Alternate Payment Date), with no interest accruing on such amounts from the date of Executive’s separation from service through the date of payment of such amount, and (B) any amount that becomes payable to Executive upon Executive’s separation from service that otherwise would be payable on or after the Alternate Payment Date shall be payable on the date otherwise specified for payment in this Agreement.

4.03     Disability. If the Executive is unable, with or without reasonable accommodation, to perform with reasonable diligence the ordinary functions and duties of the Executive on a full-time basis in accordance with the terms of this Agreement by reason of mental or physical impairment, for a continuous period of one hundred and eighty (180) days, the Executive will be deemed to be “Disabled”, and the Company may terminate the Executive’s employment. The providing of service to the Company for up to two (2) three (3) day periods during the one hundred and eighty (180) day period of disability will not affect the determination as to whether the Executive is Disabled and will not restart the one hundred and eighty (180) day period of disability. If any dispute arises between the parties as to whether the Executive is Disabled, the Executive will submit to an examination by a physician selected by the mutual agreement of the Company and the Executive, at the Company’s expense. The decision of the physician will be certified in writing to the Company, and will be sent by the Company to the Executive or the Executive’s legally authorized representative, and will be conclusive for the purposes of determining whether the Executive is Disabled. If the Executive fails to submit to a medical examination within twenty (20) days after the Company’s request, the Executive will be deemed to have voluntarily terminated his employment. If the Company terminates the Executive’s employment for disability, the provisions of Sections 4.02(a), (b), (c), (d) and (e) above will apply, and the Company will pay the Executive the amounts and take the actions specified in those Sections. Any Base Salary payable to the Executive during the one hundred and eighty (180) day period of disability will be reduced by the amount of any disability benefits the Executive receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums. The foregoing amounts represent the Company’s maximum obligations, and other than as set out in this Section 4.03, the Executive will not be entitled to any further compensation, rights or benefits in connection with his employment.

4.04     Voluntary Resignation. The Executive may terminate the Executive’s employment with the Company by providing ninety (90) days advance written notice of resignation. The Company reserves the right to waive any resignation notice in excess of ninety (90) days. The Company will pay to the Executive the amounts specified in Section 4.02(a) above. The Executive will have up to the earlier of: (i) ninety (90) days from the effective date of resignation; and (ii) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to the Executive that have not been exercised, but which have vested, and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise the stock options. Any stock options held by the Executive that are not yet vested at the resignation date immediately expire and are cancelled and forfeited to the Company on the resignation date. Any RSUs held by the Executive that have vested before the resignation date shall be paid (or the shares issuable thereunder issued) to the Executive. Any RSUs held by the Executive that are not vested at the resignation date will be immediately cancelled and forfeited to the Company on the resignation date. The rights of the Executive upon resignation in respect of any other awards granted to the Executive under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. The foregoing amounts represent the Company’s maximum obligations, and other than as set out in this Section 4.04, the Executive will not be entitled to any further compensation, rights or benefits in connection with his employment.

4.05     Death. The Executive’s employment will automatically terminate upon the Executive’s death. The provisions of Sections 4.02(a), (b), (d) and (e) above will apply, and the Company will pay the Executive’s Estate the amounts and will take the actions specified in those Sections on the basis that the date of the Executive’s death shall be considered to be his termination date for purposes of those sections. The legal personal representatives of the Executive will have up to the earlier of: (i)12 months from the date of the Executive’s death; and (ii) the date on which the exercise period of the particular stock option expires, to exercise all stock options previously granted to the Executive that have not been exercised, but which have vested as of the date of the Executive’s death and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise his stock options. All options which have not vested as of the date of the Executive’s death will be forfeited. Any RSUs held by the Executive that have vested before the termination date shall be paid (or the shares issuable thereunder issued) to the Executive’s estate. Any RSUs held by the Executive that are not vested at the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of the Executive and the Executive’s estate in respect of any other awards granted to the Executive under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. The foregoing amounts represent the Company’s maximum obligations to the Executive’s Estate, and other than as set out in this Section 4.05, the Executive’s Estate will not be entitled to any further compensation, rights or benefits in connection with the Executive’s employment.

4.06     Succession Bonus/Retirement after Successor has been Appointed.

(a)

The Executive will be entitled to a succession bonus (the “Succession Bonus”) in the total amount of $1,350,000, less required tax withholdings, in connection with the appointment by the Board of a replacement President and Chief Executive Officer for the Company. The Succession Bonus will be paid as to one-third upon employment by the Company of a candidate suitable to the Board as Chief Operating Officer, as to two-thirds (less any portion of the Succession Bonus paid prior thereto) upon Board appointment of a candidate as President of the Company, and as to 100% (less any portions of the Succession Bonus paid prior thereto) upon Board appointment of a candidate as President and Chief Executive officer of the Company. As indicated above and below, any amounts paid as Succession Bonus will be deducted from amounts otherwise payable to the Executive for termination without cause, termination due to disability, upon the death of the Executive, or termination or resignation with good reason upon a change of control.

(b)	The Executive will retire from the Company upon Board appointment of the Executive’s successor as President and Chief Executive Officer of the Company.

(c)	Upon retirement after Board appointment of the Executive’s successor as President and Chief Executive Officer, under the circumstances set out in paragraph (b),

(i)

The provisions of Sections 4.02(a), (d) and (e) above will apply, and the Company will pay the Executive the amounts and will take the actions specified in those Sections on the basis that the Executive’s retirement date shall be considered to be his termination date for purposes of those sections; and

(ii)

all of the stock options previously granted to the Executive that have neither vested nor expired will automatically vest and become immediately exercisable, and will continue to be exercisable for a period of six months after the Executive’s date of retirement, any period of restriction and other restrictions imposed on all RSUs shall lapse, all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued), and all other securities awarded under the EFI Omnibus Equity Incentive Plan or any other equity incentive plan shall vest and/or accelerate effective as of the date of retirement.

4.07     Full Payment; No Mitigation Obligation. The Company’s obligation to make the payments provided for in this Section 4 and otherwise to perform its obligations under this Agreement shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

4.08     Delivery of Release. Within ten (10) working days after termination of Executive’s employment, and as a condition for and in consideration of receipt of the payments set forth in Sections 4.02, 4.03, 4.05, 4.06 or 5.01, the Company shall provide to Executive, or Executive’s legal representative, a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the “Release”) and which shall provide a full release of all claims against the Company and its corporate affiliates, except where the Executive has been named as a defendant in a legal action arising out of the performance of Executive’s responsibilities in which case the Release will exempt any claims which the Executive may have for indemnity by the Company with respect to any such legal action. As a condition to and in consideration of the obligation of the Company to make the payments provided for in such Sections, Executive, or Executive’s legal representative, shall execute and deliver the Release to the Company within the time periods provided for in said Release.

5.	CHANGE OF CONTROL

5.01     In the event of a Change of Control of the Company during the term of this Agreement, or any renewal of this Agreement, if, within twelve (12) months following the effective date of the Change of Control, the Company, or its successor, (collectively the Company in this Section 5) terminates the employment of the Executive, or the Executive resigns from employment with the Company for Good Reason:

(a)     The provisions of Section 4.02(a) above will apply, and the Company will pay the Executive the amounts and take the actions specified therein; and

(b) In addition, provided the Company has not terminated the Executive’s employment for just cause, and the Executive signs a Release contemplated by Section 4.08, the provisions of Sections 4.02(b), (d) and (e) above will apply, and the Company will pay the Executive the amounts and take the actions specified in those Sections.

5.02     The compensation set out in this Section 5 represents the Company’s maximum obligations, and other than as set out herein, the Executive will not be entitled to any other compensation, rights or benefits in connection with Executive’s employment or the termination of Executive’s employment.

5.03     For the purposes of this Agreement,

(a)     “Change of Control” will mean the happening of any of the following events:

(i)

any transaction at any time and by whatever means pursuant to which (A) EFI goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of EFI voting securities immediately prior to such corporate transaction or reorganization or (B) any Person (as defined in the Securities Act (Ontario)) or any group of two or more Persons acting jointly or in concert (other than EFI, a wholly-owned Subsidiary of EFI, an Executive benefit plan of EFI or of any of its wholly-owned Subsidiaries (as defined in the Securities Act (Ontario)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of EFI representing 50% or more of EFI’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of EFI with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)

the sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly and in concert, other than a wholly-owned Subsidiary of EFI;

(iii)	the dissolution or liquidation of EFI except in connection with the distribution of assets of EFI to one or more Persons which were wholly- owned Subsidiaries of EFI immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of EFI’s shareholders whereby EFI is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of EFI);

(v)

an event set forth in (i), (ii), (iii) or (iv) has occurred with respect to EFRI, in which case the term “EFI” in those paragraphs will be read to mean “EFRI” and the phrase “wholly-owned Subsidiary(ies)” will be read to mean “ Affiliate(s) or wholly-owned Subsidiary(ies)”; or

(vi)	the Board of Directors of EFI or EFRI passes a resolution to the effect that, an event set forth in (i), (ii), (iii), (iii) or (iv) above has occurred.

(b)     “Good Reason” means, without the written agreement of the Executive, there is:

(i)     a material reduction or diminution in the level of responsibility, or office of the Executive, provided that before any claim of material reduction or diminution of responsibility may be relied upon by the Executive, the Executive must have provided written notice to the Executive’s supervisor and EFI’s Board of Directors of the alleged material reduction or diminution of responsibility and have given EFI at least thirty (30) calendar days within which to cure the alleged material reduction or diminution of responsibility;

(ii)    a reduction in the compensation level of the Executive, taken as a whole, of more than five (5) percent;

(iii)   a proposed, forced relocation of Executive to another geographic location greater than fifty (50) miles from the Executive’s office location at the time a move is requested after a Change of Control.

5.04     Upon a Change of Control, in accordance with Article 16 of the EFI Omnibus Equity Incentive Compensation Plan all of the stock options previously granted to the Executive that have neither vested nor expired will automatically vest and become immediately exercisable, any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable (or the shares issuable thereunder issued), and all other securities awarded shall vest and/or accelerate in accordance with Article 16 of the EFI Omnibus Equity Incentive Plan or the comparable provisions of any other equity incentive plan under which such securities may have been issued.

5.05     The Executive will have ninety (90) days from the effective date of the termination of the Executive’s employment to exercise any stock options which had vested as of the effective date of termination and thereafter the Executive’s stock options will expire and the Executive will have no further right to exercise the stock options.

6.	CONFIDENTIALITY

6.01     Position of Trust and Confidence. The Executive acknowledges that in the course of discharging his responsibilities as President and Chief Executive Officer of the Company, he will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers and clients, and that he will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and opportunities of the Company. The Executive acknowledges that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Executive further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company is entitled to protect.

6.02     “Confidential Information” means any information disclosed by or on behalf of the Company to the Executive or developed by the Executive in the performance of his responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or its respective customers, clients or suppliers that is confidential or proprietary, whether or not such information:

(i)	is reduced to writing;

(ii)	was created or originated by an employee; or

(iii)	is designated or marked as “Confidential” or “Proprietary” or some other designation or marking.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company:

(a)	information concerning the present and contemplated mining, milling, processing and exploration projects, prospects and opportunities, including joint venture projects, of the Company;

(b)

information concerning the application for permitting and eventual development or construction of the Company’s properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

(c)	information of a technical nature such as ideas, discoveries, inventions, improvements, trade secrets, now-how, manufacturing processes, specifications, writings and other works of authorship;

(c)

financial and business information such as the Company’s business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to the Company’s business generally, or to particular products, services, geographic areas, or time periods;

(d)

supply and service information such as goods and services suppliers’ names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, although generally known or available, yields advantages to the Company, the details of which are not generally known;

(e)

marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(f)

personnel information relating to employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(g)

customer information, such as any compilation of past, existing or prospective customer’s names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers;

(h)

computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, float charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(i)

all information which becomes known to the Executive as a result of the Executive’s employment by the Company, which the Executive acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to the Executive.

6.03     Non-Disclosure. The Executive, both during his employment and at all times after the termination of his employment irrespective of the time, manner or cause of termination, will:

(a)	retain in confidence all of the Confidential Information;

(b)

refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out the Executive’s responsibilities with the Company, and

(c)	refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out the Executive’s responsibilities with the Company.

The Executive shall deliver promptly to the Company, at the termination of the Executive’s employment, or at any other time at the Company’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any confidential Information.

It is understood that should the Executive be subject to subpoena or other legal process to seek the disclosure of such Confidential Information, the Executive will advise the Company of such process and provide the Company with the necessary information to seek to protect the Confidential Information.

7.	NON-COMPETITION AND NON-SOLICITATION

7.01     Non-Competition. The Executive acknowledges that the Executive’s services are unique and extraordinary. The Executive also acknowledges that the Executive’s position will give the Executive access to confidential information of substantial importance to the Company and its business. During the “Non-Competition Period” (as defined below) the Executive will not, whether individually or in partnership or jointly or in conjunction with any other person, perform services for a competing business, or establish, control, own a beneficial interest in, any business in North America that competes with the Company. The Non-Competition Period will commence on October 1, 2015 and end twelve (12) months after the effective date of the termination of the Executive’s employment irrespective of the time, manner or cause of termination.

7.02     Non-Solicitation. The Executive agrees that during the Non-Competition Period, the Executive will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly:

(a)

solicit business from any customer, client or business relation of the Company, or prospective customer, client or business relation that the Company was actively soliciting, whether or not the Executive had direct contact with such customer, client or business relation, for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Company, or attempt to direct any such customer, client or business relation away from the Company or to discontinue or alter any one or more of their relationships with the Company, or

(b)

hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company to discontinue or alter any one of their relationships with the Company.

8.	REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS

8.01     The Executive acknowledges that in connection with the Executive’s employment he will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive’s employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon the Executive only because and on the condition of the Executive’s willingness to commit the Executive’s best efforts and loyalty to the Company, including protecting the Company’s confidential information and abiding by the non-competition and non-solicitation covenants contained in this Agreement. The Executive understands that his obligations set out in Sections 6 and 7 above will not unduly restrict or curtail the Executive’s legitimate efforts to earn a livelihood following any termination of his employment with the Company. The Executive agrees that the restrictions contained in Section 6 above are reasonable and valid and all defences to the strict enforcement of these restrictions by the Company are waived by the Executive. The Executive further acknowledges that a breach or threatened breach by the Executive of any of the provisions contained in Sections 6 or 7 above would cause the Company irreparable harm which could not be adequately compensated in damages alone. The Executive further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any Court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which the Executive directly or indirectly, has realized or may realize relating to, arising out of, or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 6 or 7 unenforceable, the court shall be empowered to modify and reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and the Executive and to award injunctive relief, or damages, or both, to which the Company may be entitled.

9.	ARBITRATION

9.01     Dispute. If a dispute arises between the parties relating to this Agreement or a breach of this Agreement (the “Dispute”), which cannot be settled through negotiations, then except as provided under Section 8 in respect of a breach of the Executive’s obligations under Sections 6 or 7, or otherwise involving equitable or injunctive relief, the parties will submit the Dispute to binding arbitration in accordance with the Dispute resolution procedures set forth in this Section.

9.02     Arbitration. The Dispute will be referred to and finally resolved by arbitration, in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and the Executive will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment and the decision will be binding on the parties and will not be subject to appeal.

9.03     Costs and Enforcement. The successful party will be entitled to receive their legal costs, as fixed by and in the discretion of the Arbitrator, from the unsuccessful party who will also pay the Arbitrator’s fees. Judgment on any arbitration award may be entered in any Court having proper jurisdiction.

10.	GENERAL

10.01    Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first class mail, by facsimile or other means of electronic communication or by hand delivery as hereinafter provided, except that any notice of termination by the Company under Sections 4 or 5 will be hand delivered or given by registered mail. Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lock out or otherwise, will be deemed to have been received on the fourth business day after the post marked date thereof, or if mailed by registered mail, will be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the business day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this Section. Notices and other communications will be addressed as follows:

(a)	If to the Executive:	Stephen P. Antony
2641 South Brentwood Court
Lakewood, Colorado 80228

(b)	If to the Company:	Energy Fuels Inc. and Energy Fuels Resources (USA) Inc.
The Chairman
Board of Directors
Energy Fuels Inc.
2 Toronto Street, Suite 500
Toronto, Ontario M5C 2B6

10.02    Headings. The inclusion of headings in this Agreement is for convenience of reference only and will not affect the construction or interpretation hereof.

10.03    Invalidity of Provisions. Each of the provisions in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

10.04    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Executive’s employment by the Company and any rights which the Executive may have by reason of such prior agreement or by reason of the Executive’s prior employment, if any, by the Company. There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement, nor has the Executive been induced to enter into this Agreement, or any amendment or supplement, by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent contemplated above.

10.05    Waiver, Amendment. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.06    Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

10.07    Employers and Employees Act Not to Apply. The Company and the Executive agree that Section 2 of the Employers and Employees Act (Ontario) will not apply to or in respect of this Agreement or the employment of the Executive hereunder.

10.08    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado.

10.09    Counterparts. This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

10.10    Benefit and Binding Nature of Agreement. This Agreement will enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, legal personal representatives and administrators, and upon the Company and its subsidiary and affiliated companies and successors and assigns.

10.11    Acknowledgment. The Executive acknowledges that:

(a)	The Executive has had sufficient time to review and consider this Agreement thoroughly.

(b)	The Executive has read and understands the terms of this Agreement and the Executive’s obligations hereunder.

(c)	The Executive has been given an opportunity to obtain independent legal advice or other such advice as the Executive may desire concerning the interpretation and effect of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

ENERGY FUELS INC.	ENERGY FUELS RESOURCES (USA) INC.

Per:	Per:

Birks Bovaird, Chairman of the Board	David C. Frydenlund, Director and Sr. Vice President, General Counsel and Corporate Secretary

Witness	STEPHEN P. ANTONY